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Polaroid Holding Company
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                The following is a letter to Polaroid employees from Polaroid Corporation announcing the signing of an Agreement and Plan of Merger between Polaroid Holding Company, Petters Group Worldwide, LLC and Petters Group Consumer Brands, LLC, which was delivered on January 7, 2005.

To:                          All Employees

From:                     J. Michael Pocock

Date:                      January 7, 2005

I.Subject:               Polaroid Merger with Petters

Today we are announcing that Polaroid Corporation has agreed to merge with a valued business partner, Petters Consumer Brands, to create a global leader in imaging and consumer electronics.  Together, we will build on the strength of Polaroid’s trusted global brand to develop and deploy innovative new products for the digital age.

Under the terms of a definitive merger agreement signed by both companies and approved by our Boards of Directors, Petters will acquire, by merger, our parent company, Polaroid Holding Company (OTC: POHC), for $12.08 per share in cash.  The total value of the transaction is approximately $426 million.  One Equity Partners LLC, the private equity firm that currently owns a majority of Polaroid’s stock, has agreed to vote its shares in favor of the merger.  Upon completion of the transaction, which is expected to occur early in the second quarter of 2005, Polaroid will become a wholly owned subsidiary of Petters Group Worldwide, a privately owned company based outside of Minneapolis, Minnesota.  Polaroid is currently expected to maintain headquarters in Waltham.

This is an important and exciting development - one that I believe will provide many benefits for our employees, customers, suppliers and business partners.  At a time when the worlds of photography, computing, telecom and consumer electronics are converging, this merger will allow us to combine the strengths of our two companies to meet the emerging needs of consumers and our commercial customers and business partners. The combined company will benefit from our widely known and trusted Polaroid brand, our world-class sales and service infrastructure, and our highly respected engineering and research and development capabilities, as well as Petters Group’s proven ability to rapidly develop and deploy innovative consumer products and services.

As you may know, Petters Group’s fast-growing Consumer Brands business is currently the Polaroid licensee in North America for certain consumer electronics including DVD players and plasma, LCD and traditional televisions.  Since becoming a licensee in 2002, Petters has grown the Polaroid consumer electronics business into highly successful enterprise, with prospects for even more growth in the future.

Tom Petters, the creative and very successful entrepreneur who founded Petters Group in 1989, says that he sees Polaroid as “a strategic centerpiece” of his company going forward, allowing Petters to expand its reach into new product categories and markets around the world.  Petters Group is essentially a holding company with a growing list of retail and wholesale companies operating in the United States, Europe, Latin America, China, Japan, and Mexico.  Its Consumer Brands business creates partnerships with global manufacturers to develop products and brand extensions for distribution through retail, Internet, catalog and specialty channels.  Petters Consumer Brands produces quality merchandise of exceptional value featuring the latest trends and technology.

I’m sure you have many questions about how this transaction will affect you and your fellow colleagues.  I am convinced that we are about to enter a very positive new phase in Polaroid’s history as a result of this merger.  And while it is impossible to make predictions or promises about staffing levels at this time, please keep in mind that one of the reasons this merger was attractive to our Board and senior management is that it will create new opportunities for Polaroid employees as we join forces with a strong, profitable and growing company.

In the near future, a task force comprised of people from each company will be tasked with examining systems, processes, procedures and personnel between the two organizations in preparation for when the transaction closes.  We will report the findings of that task force as soon as we are able.  In the meantime, there will be no changes in your role or responsibilities, and you should continue to focus on doing your job to the very best of your ability.

In the days ahead, I and other members of the senior management team will visit all major Polaroid facilities and do our best to provide more information about the merger and answer your questions.  I look forward to seeing many of you soon.

Below is some legal information for investors that we are required to attach to this communication:

NOTICE TO INVESTORS
The merger described in this announcement has not been consummated. Polaroid Holding Company will file an 8-K and a proxy statement with the Securities and Exchange Commission (SEC), and distribute the proxy statement to investors when approved by the SEC. The proxy statement will contain important information that should be read carefully before any decision is made with respect to the merger. Those materials will be made available to Polaroid Holding Company’s security holders at no expense to them prior to a shareholders meeting that will be called to vote on the merger. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (www.sec.gov) and on Polaroid’s web site (www.polaroid.com).

PARTICIPANTS IN THE SOLICITATION

Polaroid, Petters, OEP and certain of its affiliates, and Polaroid’s directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Polaroid stockholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of Polaroid stockholders under the rules of the SEC is set forth in public filings filed by Polaroid with the SEC and will be set forth in the proxy statement when it is filed with the SEC.

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FORWARD-LOOKING STATEMENTS

Some statements in this document may be forward looking in nature, or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “should”, “plan”, “seek”, “goal”, “outlook”, “target”, “intend”, “will”, “estimate” and “potential” among others. Actual results may differ materially from those projected in or implied by any forward-looking statement as a result of a wide variety of factors, which include, but are not limited to those set forth in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaroid’s Annual Report for the fiscal year ended December 31, 2003 filed with the SEC on Form 10-K on April 14, 2004. Polaroid assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise.